Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 dated October 9, 1998 and Form S-8 dated August 19, 2003, pertaining to the 1997 Stock Incentive Plan of Central European Distribution Corporation and Form S-3 dated April 23, 2003, pertaining to the common stock issued by Central European Distribution Corporation in private placement, of our report dated March 14, 2003, relating to the consolidated financial statements of Central European Distribution Corporation and its subsidiaries included in this Annual Report on Form 10-K.

Ernst & Young Audit Sp. z o.o.

March 11, 2005